Exhibit 99.1

ADT REPORTS FIRST QUARTER 2021 RESULTS
Strong quarter, making progress against 2021 objectives
Residential subscriber growth continues and Commercial rebound underway
Durable recurring revenue model with strengthening, long term growth engine
Affirming 2021 financial outlook
BOCA RATON, Fla. – May 5, 2021 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today reported results for the first quarter of 2021.
FIRST QUARTER 2021 OPERATIONAL HIGHLIGHTS
•New recurring monthly revenue (RMR) additions up 25% versus prior year
•Commercial recovery continues; improved year-over-year results
•Quarterly net subscriber growth of 76 thousand
•Attrition remained at 13.1% and improved 40 bps from Q1 2020
•Continued progress on ADT | Google partnership and next generation platform development
“The priority for ADT in 2021 is to drive revenue expansion through investments in new subscriber growth, strategic partnerships, and exceptional customer service. Our first quarter results show that the strategy is working – we grew RMR additions by double-digits and increased our net subscribers, while also maintaining our revenue payback at 2.2 years,” stated Jim DeVries, ADT’s President and CEO. “We have good momentum in the business as we continue to expand and enhance our offerings to protect our customers at home, at work, and on the go.”

FIRST QUARTER 2021 FINANCIAL RESULTS(1)

	GAAP		Other Measures
(in millions, except revenue payback and attrition)	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Total revenue	$1,305	$1,370
Net loss	$(48)	$(300)
Net cash provided by operating activities	$359	$250
Net cash used in investing activities	$(399)	$(338)
Net cash (used in) provided by financing activities	$(41)	$158
Adjusted EBITDA			$542	$539
Adjusted Free Cash Flow			$64	$173
Trailing twelve-month revenue payback			2.2 years	2.3 years
Trailing twelve-month gross customer revenue attrition (percentage)			13.1%	13.5%

FIRST QUARTER 2021 RESULTS(1)
Total revenue declined 5% year over year to $1,305 million, driven primarily by the $82 million decrease in installation and other revenue which largely reflects the non-cash impact of ownership model changes made in 2020. Monitoring and related services revenue was up $17 million or 2%, driven by an increase in recurring monthly revenue and improved customer retention. Commercial installation and other revenue increased from a year ago reflecting higher outright sales revenue.
With strong customer satisfaction and lower than normal customer relocation activity, trailing twelve-month gross customer revenue attrition remained at 13.1%. Trailing twelve-month customer revenue payback remained at 2.2 years.
The Company reported a net loss of $48 million, an improvement to prior year’s net loss of $300 million. The decrease was largely a result of lower interest expense related to swap valuation, a significant reduction in debt extinguishment costs, and lower merger and integration costs. Diluted net loss per share of common stock was $(0.06) compared to $(0.40) a year ago, and diluted net loss per share of Class B common stock was $(0.06). As detailed below, diluted net loss per share before special items was $(0.07) versus $(0.09) in the prior year.
Adjusted EBITDA was $542 million, relatively flat to the prior year, driven primarily by improved Commercial performance, partially offset by a lower volume of outright sales to residential customers.
Net cash provided by operating activities was $359 million and net cash used in investing activities was $399 million. These amounts compare to $250 million and $338 million, respectively, for the first quarter 2020. The increase in cash provided by operating activities reflects the non-recurrence of a 2020 payment related to the Defenders acquisition and the impact of lower outright sales to residential customers in 2021. The increase in investing activities reflects additional spending for dealer and bulk account purchases and subscriber system asset expenditures, partially offset by the non-recurrence of the Defenders acquisition. Net cash used in financing activities was $41 million compared to cash provided of $158 million a year ago.

Adjusted Free Cash Flow was $64 million, down from $173 million in the prior year period. The decrease was driven by higher subscriber acquisition costs to fund significant customer and RMR additions.
BUSINESS HIGHLIGHTS
ADT is a trusted consumer brand, driving profitable growth through innovative technology, strategic partnerships, and premium products and service. Key highlights from the quarter show the Company’s focus on making life safe and simple for our customers at home, at work, and on the go.
Technology and Innovation
•Google Nest Product Integration – ADT customers can now purchase Google Nest Mini, Nest Hub, and Nest Hub Max products and have them professionally installed by ADT’s nationwide network of smart home technicians. Customers with ADT Command & Control and Blue by ADT smart home security systems can now control their systems via voice when using compatible Google Nest products. Voice control can be used for system arming and disarming, connected lights, locks, ADT thermostats, and system status queries. The integration also enables control of ADT-compatible smart devices through touch control using the Nest Hub and Nest Hub Max.
•Accelerating Innovation – ADT has a long and proud history of innovation, with a robust and growing internally-developed portfolio of patents and other valuable intellectual property, as well as the developers, engineers and other innovators who help turn ADT’s proprietary data and insights into innovative new services and products for its customers. The Company is increasing its innovation investments this year, planning an initial $50 million on next-generation solutions that will power future services, products and customer experience. With ADT-owned and developed solutions, combined with Google’s hardware and technologies, ADT aims to further differentiate itself in the eyes of consumers.
Strategic Partnerships
•More value for customers – ADT partnered with traditional insurance companies and insurance tech companies such as Branch and Hippo, leading a new standard of care and protection for homeowners. The partnerships bring homeowners even greater ways to help save on their homeowners’ insurance and offer better protection for their life, property, family, and assets.
•Increasing scale in our commercial business – During the first quarter, ADT Commercial continued to expand its nationwide geographic footprint with the acquisition of SAFE Electronics, Inc., based out of Las Vegas, Nevada. SAFE Electronics specializes in the system design and installation of fire alarm and suppression systems, security alarms, video surveillance, and access control for a wide range of commercial industries. Additionally, ADT Commercial became the U.S. distributor and service provider for WG Security Products. This addition enhances the electronic article surveillance (EAS) market and ADT Commercial will install and service WG Security Products’ comprehensive EAS portfolio in the U.S., including a full range of detection systems, hard tags, specialty tags, disposable labels, deactivation devices, and detachers.

Delivering for our owners
•Cash dividend declared – Effective May 5, 2021, the Company’s board of directors declared a cash dividend of $0.035 per share to holders of the Company’s common stock and Class B common stock of record as of June 17, 2021. This dividend will be paid on July 1, 2021.
2021 FINANCIAL OUTLOOK (2)(3)
The Company is reaffirming its full-year 2021 guidance given in February 2021. With strong demand for our products and services, ADT is increasing spending on subscriber acquisition costs and other technology investments, which the company believes will drive full year RMR growth in the mid-teens.

(in millions)
Total Revenue	$5,050 - $5,250
Adjusted EBITDA	$2,100 - $2,200
Adjusted Free Cash Flow	$450 - $550
____________________________

(1)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Adjusted Free Cash Flow, and Diluted Net Income (Loss) per share before special items are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Customer Revenue Attrition, Unit Count, RMR, RMR additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems. Record performance on metrics reflect measurements made since the formation of ADT Inc. in 2015.

(2)
Guidance excludes 3G and Code-Division Multiple Access (“CDMA”) radio conversion costs. There are many variables involved in those costs, including retention levels, system upgrade rates, revenue opportunities, cost-sharing opportunities, and possible technology solutions. The Company estimates the range of net costs for this replacement program at $225 million to $300 million, of which ADT incurred $136 million through March 31, 2021. The Company incurred $59 million during the first quarter of 2021. These amounts and ranges are net of any revenue the Company collects from customers associated with these radio replacements and cellular network conversions.
Due to the Company’s residential equipment ownership model transition, the Company’s guidance includes estimated non-cash reductions in reported revenue ($350 million to $400 million) and Adjusted EBITDA ($80 million to $100 million).

(3)
The Company is not providing a quantitative reconciliation of its updated financial outlook for Adjusted EBITDA and Adjusted Free Cash Flow to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because these GAAP measures that are excluded from the Company’s non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items discussed below under the heading “Non-GAAP Measures—Adjusted EBITDA” and “Non-GAAP Measures—Adjusted Free Cash Flow.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

Beginning in the first quarter 2021, ADT has two operating and reportable segments, Consumer and Small Business (CSB) and Commercial. Selected historical and current period disclosures reflecting these segments are included below.

Media Inquiries:	Investor Relations:
Paul Wiseman - ADT paulwiseman@adt.com	Derek Fiebig - ADT tel: 561.226.2892 derekfiebig@adt.com

Conference Call
Management will discuss the Company’s first quarter of 2021 results during a conference call and webcast today beginning at 5:00 p.m. (ET). The conference call can be accessed as follows:
•By dialing 1-877-300-8521 (domestic) or 1-412-317-6026 (international) and requesting the ADT First Quarter 2021 Earnings Conference Call
•Live webcast accessed through ADT’s website at investor.adt.com.
An audio replay of the conference call will be available from approximately 8:00 p.m. ET on Wednesday May 5, 2021 until 11:59 p.m. ET on Wednesday May 19, 2021, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode, 10155778 or by accessing ADT's website at investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.
About ADT Inc.
ADT is the most trusted brand in smart home and small business security. Through innovative products, partnerships and the largest network of smart home security professionals in the United States, we connect and protect what matters most to our customers at home, work and on the go. For more information, visit www.adt.com.

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Adjusted Free Cash Flow, Net Income (Loss) before special items, and Diluted Net Income (Loss) per share before special items as non-GAAP measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
Adjusted EBITDA
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, net, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) acquisition related adjustments, and (xii) other charges and non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.

Free Cash Flow
We believe that the presentation of Free Cash Flow is appropriate to provide additional information to investors about our ability to repay debt, make other investments, and pay dividends.
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network; subscriber system asset expenditures; and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the cash flows as calculated in accordance with GAAP.
Adjusted Free Cash Flow
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for payments related to (i) net cash flow associated with our consumer receivables facility, (ii) financing and consent fees, (iii) restructuring and integration, (iv) integration related capital expenditures, (v) radio conversion costs, net and (vi) other payments or receipts that may mask our operating results or business trends. As a result, subject to the limitations described below, Adjusted Free Cash Flow is a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends.
Adjusted Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Adjusted Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Adjusted Free Cash Flow in combination with the GAAP cash flow numbers.
During the second quarter of 2020, Free Cash Flow before special items was renamed Adjusted Free Cash Flow to reflect the net cash flow associated with our consumer receivables facility, which supports our consumer financing program that launched nationally in 2020. The inclusion of the net cash flow associated with our consumer receivables facility represents the only revision to Free Cash Flow before special items.

Net Income (Loss) before special items and Diluted Net Income (Loss) per share before special items
Net Income (Loss) before special items is defined as net income (loss) adjusted for (i) share-based compensation expense, (ii) merger, restructuring, integration, and other, (iii) losses on extinguishment of debt, (iv) unrealized gains and losses on interest rate swap contracts not designated as hedges, (v) radio conversion costs, net (vi) financing and consent fees, (vii) foreign currency gains/losses, (viii) acquisition related adjustments, (ix) other charges and non-cash items, and (x) the impact these adjusted items have on taxes.
Diluted Net Income (Loss) per share before special items is Net Income (Loss) before special items divided by diluted weighted-average shares outstanding of common stock. In periods of net loss, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B common stock to shares of common stock as the results would be anti-dilutive.
We believe that Net Income (Loss) before special items and Diluted Net Income (Loss) per share before special items are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies.
The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income (loss), and diluted net income (loss) per share of common stock and Class B common stock. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character, and impact of any increase or decrease on reported results.
Refer to the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties, including under the heading 2021 Financial Outlook. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, our ability to successfully respond to the challenges posed by the COVID-19 pandemic, our strategic partnership and ongoing relationship with Google, the expected timing of product commercialization with Google or any changes thereto, the successful internal development, commercialization and timing of our next generation platform and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$123	$205
Accounts receivable, net	332	336
Inventories, net	181	175
Work-in-progress	43	41
Prepaid expenses and other current assets	189	210
Total current assets	868	967
Property and equipment, net	327	326
Subscriber system assets, net	2,695	2,663
Intangible assets, net	5,809	5,907
Goodwill	5,243	5,236
Deferred subscriber acquisition costs, net	693	654
Other assets	377	364
Total assets	$16,012	$16,117

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$80	$45
Accounts payable	348	322
Deferred revenue	356	346
Accrued expenses and other current liabilities	531	584
Total current liabilities	1,315	1,296
Long-term debt	9,446	9,448
Deferred subscriber acquisition revenue	900	832
Deferred tax liabilities	973	991
Other liabilities	399	511
Total liabilities	13,034	13,078

Total stockholders' equity	2,978	3,039
Total liabilities and stockholders' equity	$16,012	$16,117
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020
Monitoring and related services	$1,063	$1,046
Installation and other	242	324
Total revenue	1,305	1,370
Cost of revenue (exclusive of depreciation and amortization shown separately below)	381	408
Selling, general and administrative expenses	450	453
Depreciation and intangible asset amortization	470	489
Merger, restructuring, integration, and other	21	109
Operating loss	(16)	(89)
Interest expense, net	(48)	(225)
Loss on extinguishment of debt	—	(66)
Other income	2	2
Loss before income taxes	(62)	(378)
Income tax benefit	15	78
Net loss	$(48)	$(300)

Net loss per share - basic and diluted:
Common stock	$(0.06)	$(0.40)
Class B common stock	$(0.06)	$—

Weighted-average shares outstanding - basic and diluted:
Common stock	763	759
Class B common stock	55	—
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020
Cash flows from operating activities:
Net loss	$(48)	$(300)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	470	489
Amortization of deferred subscriber acquisition costs	29	23
Amortization of deferred subscriber acquisition revenue	(37)	(29)
Share-based compensation expense	16	23
Deferred income taxes	(22)	(83)
Provision for losses on receivables and inventory	14	46
Loss on extinguishment of debt	—	66
Intangible asset impairments	18	—
Unrealized (gain) loss on interest rate swap contracts	(107)	70
Other non-cash items, net	39	49
Changes in operating assets and liabilities, net of the effects of acquisitions:
Deferred subscriber acquisition costs	(67)	(48)
Deferred subscriber acquisition revenue	58	40
Other, net	(4)	(94)
Net cash provided by operating activities	359	250
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(199)	(62)
Subscriber system asset expenditures	(144)	(65)
Purchases of property and equipment	(42)	(35)
Acquisition of businesses, net of cash acquired	(16)	(180)
Other investing, net	1	3
Net cash used in investing activities	(399)	(338)
Cash flows from financing activities:
Proceeds from long-term borrowings	11	1,640
Proceeds from receivables facility	30	—
Repayment of long-term borrowings, including call premiums	(18)	(1,438)
Repayment of receivables facility	(7)	—
Dividends on common stock	(29)	(26)
Deferred financing costs	—	(14)
Other financing, net	(27)	(4)
Net cash (used in) provided by financing activities	(41)	158

Net (decrease) increase in cash and cash equivalents and restricted cash and restricted cash equivalents	(80)	69
Cash and cash equivalents and restricted cash and restricted cash equivalents at beginning of period	208	49
Cash and cash equivalents and restricted cash and restricted cash equivalents at end of period	$127	$118
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions)
(Unaudited)
Total Revenue by Segment

	Three Months Ended					Twelve Months Ended
(in millions)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2020	December 31, 2019
CSB:
Monitoring and related services	$951	$946	$940	$936	$938	$3,761	$3,891
Installation and other	87	105	120	166	173	565	189
CSB	$1,039	$1,051	$1,060	$1,102	$1,111	$4,325	$4,080
Commercial:
Monitoring and related services	$112	$108	$105	$105	$108	$426	$417
Installation and other	155	155	133	124	151	563	629
Commercial	266	263	239	229	259	990	1,045
Total Revenue	$1,305	$1,315	$1,299	$1,331	$1,370	$5,315	$5,126
Note: amounts may not add due to rounding
Adjusted EBITDA by Segment

	Three Months Ended					Twelve Months Ended
(in millions)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2020	December 31, 2019
CSB	$519	$517	$549	$551	$537	$2,154	$2,374
Commercial	23	16	15	12	2	45	109
Total	$542	$533	$564	$563	$539	$2,199	$2,483
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA

	Three Months Ended					Twelve Months Ended
(in millions)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2020	December 31, 2019
Net loss	$(48)	$(112)	$(113)	$(107)	$(300)	$(632)	$(424)
Interest expense, net	48	139	157	187	225	708	620
Income tax benefit	(15)	(13)	(28)	(28)	(78)	(147)	(98)
Depreciation and intangible asset amortization	470	474	473	478	489	1,914	1,989
Amortization of deferred subscriber acquisition costs	29	27	25	23	23	97	80
Amortization of deferred subscriber acquisition revenue	(37)	(34)	(31)	(30)	(29)	(125)	(107)
Share-based compensation expense	16	21	26	25	23	96	86
Merger, restructuring, integration and other	21	5	(6)	12	109	120	36
Goodwill impairment	—	—	—	—	—	—	45
Loss on sale of business	—	—	—	1	—	1	62
Loss on extinguishment of debt	—	5	49	—	66	120	104
Radio conversion costs, net(1)	59	28	13	5	7	52	25
Financing and consent fees(2)	3	—	—	—	5	5	23
Foreign currency gains(3)	—		—	—	—		(1)
Acquisition related adjustments(4)	—	(1)	—	—	1	—	22
Other(5)	(3)	(5)	(1)	(3)	(1)	(10)	22
Adjusted EBITDA	$542	$533	$564	$563	$539	$2,199	$2,483

Net loss to total revenue ratio	(3.7)%	(8.5)%	(8.7)%	(8.0)%	(21.9)%	(11.9)%	(8.3)%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	51.0%	50.6%	53.9%	54.1%	51.6%	(52.5)%	57.6%
Note: amounts may not add due to rounding
_______________________
(1) Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(2) Represents fees expensed associated with financing transactions.
(3) Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(4) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(5) Represents other charges and non-cash items.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow and Adjusted Free Cash Flow

	Three Months Ended
(in millions)	March 31, 2021	March 31, 2020
Net cash provided by operating activities	$359	$250
Net cash used in investing activities	$(399)	$(338)
Net cash (used in) provided by financing activities	$(41)	$158

Net cash provided by operating activities	$359	$250
Dealer generated customer accounts and bulk account purchases	(199)	(62)
Subscriber system asset expenditures	(144)	(65)
Purchases of property and equipment	(42)	(35)
Free Cash Flow	(25)	89
Net proceeds from receivables facility	22	—
Financing and consent fees	3	5
Restructuring and integration payments	1	7
Integration related capital expenditures	5	5
Radio conversion costs, net	51	3
Other, net(1)	6	65
Adjusted Free Cash Flow	$64	$173
Note: amounts may not add due to rounding
_______________________
(1) The three months ended March 31, 2020 included $81 million related to the settlement of a pre-existing relationship in connection with the Defenders acquisition. This was partially offset by $25 million related to the unrealized portion of a $39 million advance payment received for estimated charge-backs in connection with the Defenders acquisition.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Net Loss Before Special Items and Diluted Net Loss Per Share Before Special Items

	Three Months Ended
(in millions, except per share data)	March 31, 2021	March 31, 2020
Net loss	$(48)	$(300)
Merger, restructuring, integration, and other	21	109
Financing and consent fees(1)	3	5
Loss on extinguishment of debt	—	66
Radio conversion costs, net(2)	59	7
Share-based compensation expense	16	23
Interest rate swaps, net(3)	(107)	70
Acquisition related adjustments(4)	—	1
Other(5)	(3)	(1)
Tax adjustments(6)	2	(47)
Net loss before special items	$(57)	$(67)

Weighted-average shares outstanding - diluted:
Common stock	763	759
Class B common stock	55	—

Net loss per share - diluted:
Common stock	$(0.06)	$(0.40)
Class B common stock	$(0.06)	$—

Net loss per share before special items - diluted:(7)	$(0.07)	$(0.09)
Note: amounts may not add due to rounding
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(1) Represents fees expensed associated with financing transactions.
(2) Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(3) Primarily represents the change in the fair value of interest rate swaps not designated as hedges.
(4) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(5) Represents other charges and non-cash items.
(6) Represents tax impact on special items.
(7) Represents net loss before special items divided by diluted weighted-average shares outstanding of common stock.